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                                                                    Exhibit 23.5




The Board of Directors
CAPROCK TELECOMMUNICATIONS CORP.
(formerly CapRock Communications Corp.)
The Partners of CAPROCK FIBER NETWORK, LTD.

We consent to the use of our report related to CapRock Telecommunications Corp. and CapRock Fiber Network, Ltd. included herein and to the reference to our firm under the headings "Summary Selected Historical Financial Data of Telecommunications," "Summary Selected Historical Financial Data of the Partnership," "Selected Historical Financial Data of Telecommunications," "Selected Historical Financial Data of the Partnership," and "Experts" in the joint proxy statement/prospectus.

                                   Burds Reed & Mercer, P.C.

Dallas, Texas
July 16, 1998